Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_______) pertaining to the Sonic Corp. 2006 Long-Term Incentive Plan of our reports dated November 10, 2005, with respect to the consolidated financial statements and schedule of Sonic Corp. included in its Annual Report (Form 10-K) for the year ended August 31, 2005, Sonic Corp.’s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sonic Corp., filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP
Oklahoma City, Oklahoma
January 27, 2006